Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2013 Q3 RESULTS

PARK CITY, Utah, July 25, 2013/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2013 third quarter ended June 30, 2013.  Net sales for the fiscal 2013 third quarter were $50.8 million compared to $49.6 million for the same quarter of fiscal 2012.  For the third quarter of fiscal 2013, net income was $3.8 million, or $0.39 diluted earnings per share, compared to net income of $3.4 million, or $0.34 diluted earnings per share, for the same quarter of fiscal 2012.  Net income for the third quarter of fiscal 2012 included a non-cash intangible asset impairment charge of $0.6 million, net of tax, or $0.06 per diluted share, related to the consolidation of certain brands.

Net sales for the nine months ended June 30, 2013 were $157.1 million compared to $150.1 million for the same period of fiscal 2012.  For the nine months ended June 30, 2013, net income was $12.9 million, or $1.31 diluted earnings per share, compared to net income of $11.6 million, or $1.16 diluted earnings per share (including the intangible asset impairment charge), for the same period of fiscal 2012.

Operating cash flow for the nine months ended June 30, 2013 was $19.2 million compared to $23.4 million for the same period of fiscal 2012.  The operating cash flow for the nine months ended June 30, 2013 was primarily used to pay a special cash dividend to stockholders on December 28, 2012 of $9.8 million and to invest $6.2 million in purchases of property, plant and equipment and $2.9 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2013 third quarter net sales, net income and adjusted EBITDA remained strong.  During the quarter, management initiated strategic improvements in our manufacturing processes to lay the groundwork for long-term cost savings in materials, labor and overhead.  These manufacturing changes should be fully implemented by the end of our fiscal fourth quarter.  Management believes these internal operational enhancements are important to implement at the present time in order to achieve long-term cost savings.  Management’s objective is to offset other less controllable expenses, which continue to rise, and to enhance inventory management and product fulfillment.”

Mr. Gay stated, “Acquisitions of small to medium size companies remain a primary focus for our continued growth and to provide our customers with the best selection of unique products.  Our key retail customers have continued to grow and consolidate the fragmented marketplace despite the overall sluggish economy.  We continue to integrate and reposition our brands and products into targeted collections to enhance their marketing position.  We believe that our business should continue to prosper as a result of the ongoing support from our customers, stockholders, management and employees.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids®, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™, Nature’s Discount® and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 7,000 SKUs, including approximately 900 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2013 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2013	2012
Assets
Current assets, net	$70,492	$68,268
Property, plant and equipment, net	76,035	75,454
Goodwill	15,046	14,752
Other non-current assets, net	25,367	27,444
	$186,940	$185,918

Liabilities and Stockholders’ Equity
Current liabilities	$20,635	$20,670
Long-term liabilities	32,617	34,192
Stockholders’ equity	133,688	131,056
	$186,940	$185,918

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net sales	$50,814	$49,607	$157,141	$150,106
Cost of sales	25,935	24,878	79,971	75,131
Gross profit	24,879	24,729	77,170	74,975
Operating expenses
Selling, general and administrative	17,896	17,987	54,324	53,783
Amortization of intangible assets	556	493	1,701	1,438
Impairment of intangible asset	—	850	—	850
Income from operations	6,427	5,399	21,145	18,904
Interest and other expense, net	336	388	1,024	1,124
Income before provision for income taxes	6,091	5,011	20,121	17,780
Provision for income taxes	2,249	1,659	7,249	6,187

Net income	$3,842	$3,352	$12,872	$11,593

Net income per common share
Basic	$0.39	$0.34	$1.32	$1.17
Diluted	0.39	0.34	1.31	1.16

Weighted average common shares outstanding
Basic	9,765,639	9,849,674	9,766,442	9,944,865
Diluted	9,793,045	9,872,078	9,794,851	9,960,100

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

Net income	$3,842	$3,352	$12,872	$11,593
Provision for income taxes	2,249	1,659	7,249	6,187
Interest and other expense, net (1)	336	388	1,024	1,124
Depreciation and amortization	2,486	2,203	7,325	6,411
Impairment of intangible asset (2)	—	850	—	850

Adjusted EBITDA	$8,913	$8,452	$28,470	$26,165

(1)   Includes amortization of deferred financing fees.

(2)        A non-cash intangible asset impairment charge of $850 related to the consolidation of certain brands was recorded for the three months and nine months ended June 30, 2012.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and intangible asset impairment.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.